EXHIBIT 10.37

               INTERCORPORATE SERVICES AND REIMBURSEMENT AGREEMENT


     INTERCORPORATE SERVICES AND REIMBURSEMENT AGREEMENT effective as of January 1, 1995, by and between Tremont Corporation ("Tremont"), a Delaware corporation, and NL Industries, Inc. ("NL"), a New Jersey corporation.

     WHEREAS, Tremont desires that NL provide certain services to Tremont, and NL is willing to provide such services to Tremont, as provided in this Agreement.

     NOW, THEREFORE, in consideration of the premises and promises set forth herein, the parties to this Agreement agree as follows:

     1. SERVICES PROVIDED. NL will make available to Tremont and its subsidiaries the following services (the "Services"):

          a. certain administration and management services with respect to Tremont's insurance and risk management needs, including:

(i) management of claims (including insured and self-insured workers compensation and liability claims);
(ii)      budgeting and related activities;
(iii)     administration of Tremont's captive insurance company;
(iv)      coordination of property loss control program; and
(v) administration of Tremont's insurance program, excluding all employee benefit and welfare related programs.

          b. certain administration and management services with respect to Tremont's real properties and interests.

          c. consultation and assistance in performing internal audit projects, as requested.

     2. FEES FOR SERVICES AND REIMBURSEMENT OF EXPENSES. Tremont shall pay to NL an annual fee of $33,480 for the Services described in paragraphs 1.a and 1.b above payable in monthly installments of $2,790 during the term of this Agreement plus all out-of-pocket expenses incurred in the performance of the Services. In addition, Tremont will pay to NL within thirty (30) days after receipt of an invoice (such invoices to occur no more frequently than once per month) an amount equal to the product of $600 multiplied by the number of days devoted by NL's internal auditors to providing Services described in paragraph 1.c above times the number of internal auditors providing such Services plus all out-of-pocket expenses incurred in the performance of the Services; provided, however, in the event that Tremont determines, in its sole discretion, that it no longer desires certain of the Services or NL determines, in its sole discretion, that it no longer desires to provide certain of the Services, then Tremont or NL, as appropriate, shall provide the other party with a ninety (90) day prior written notice of cancellation describing the Services to be terminated or discontinued and Tremont and NL during such ninety-day period shall agree to a pro-rata reduction of the fees due hereunder for such terminated or discontinued Services.

     3. LIMITATION OF LIABILITY. In providing Services hereunder, NL shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither NL nor any officer, director, employee or agent of NL shall be liable to Tremont or its subsidiaries for any error of judgment or mistake of law or for any loss incurred by Tremont or its subsidiaries in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of NL or from NL's reckless disregard of obligations and duties under this Agreement.

     4. INDEMNIFICATION OF NL BY TREMONT. Tremont shall indemnify and hold harmless NL, its subsidiaries and their respective officers, directors and employees from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and other expenses of litigation) to which such party may become subject arising out of the provision by NL to Tremont and its subsidiaries of the Services, provided that such indemnity shall not protect any such party against any liability to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations and duties hereunder.

     5. FURTHER ASSURANCE. Each of the parties will make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as the other party may reasonably request and as may reasonably by required in order to effectuate the purposes of this Agreement and to carry out the terms hereof.

     6. NOTICES. All communications hereunder shall be in writing and shall be addressed to:

          If to NL:      NL Industries, Inc.
                         16825 Northchase Drive, Suite 1200
                         Houston, Texas 77060
                         Attention:  General Counsel

          If to Tremont: Tremont Corporation
                         1999 Broadway, Suite 4300
                         Denver, Colorado 80202
                         Attention:  General Counsel

          or such other address as the parties shall have specified in writing.

     7. AMENDMENT AND MODIFICATION. Neither this Agreement nor any item hereof may be changed, waived, discharged or terminated other than by agreement in writing signed by the parties hereto.

     8. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either of the parties hereto without the prior written consent of the other party.

     9. MISCELLANEOUS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall be governed in all respects, including validity, interpretation and affect, by the laws of the State of Texas.

     10. TERM OF AGREEMENT. This Agreement shall be effective as of January 1, 1995, and shall remain in effect until December 31, 1995, subject to a renewal by mutual written agreement for succeeding one-year terms commencing January 1, 1996. This Agreement may be terminated at any time by mutual consent of the parties and by either party upon ninety (90) days prior written notice to the other party. Upon such termination or upon the expiration of this Agreement, the parties' rights and obligations hereunder shall cease and terminate except with respect to rights and obligations arising on or prior to the date of expiration or termination and the rights and obligations arising under paragraph 4 above.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 27th day of July, 1995, which Agreement will be deemed to be effective as of January 1, 1995.

                              NL INDUSTRIES, INC.


                              By: /s/ Dennis G. Newkirk
                                   Dennis G. Newkirk
                                   Vice President


                              TREMONT CORPORATION


                              By: /s/ Mark A. Wallace
                                   Mark A. Wallace
                                   Vice President


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